Exhibit 99.1

Walgreens Boots Alliance Appoints Rosalind Brewer as Chief Executive Officer, and

Stefano Pessina as Executive Chairman of the Board

Brewer Is a 35-Year Consumer and Retail Industry Veteran with Deep Experience in Transformational, Operational and Digital Strategies

Pessina Hands over Reigns after Successful Transformation of Company

DEERFIELD, Ill. Jan. 26, 2021 – Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced the appointment of Rosalind (Roz) Brewer as the company’s Chief Executive Officer, effective on March 15, 2021. Brewer will also join the WBA Board of Directors upon assuming the role. She succeeds Stefano Pessina who, as previously announced, will transition to the role of Executive Chairman of the Board of WBA.

Pessina has served as the CEO of the combined company for six years following the merger between Walgreens and Alliance Boots in December 2014. During his tenure, he transformed and modernized the company into a global pharmacy, health and wellness leader, significantly expanding WBA’s retail footprint and investing in digitalization. Pessina will replace James (Jim) Skinner as Executive Chairman of WBA in March 2021. Skinner will remain on the WBA Board as a non-executive director to facilitate a smooth leadership transition.

Brewer brings to WBA a proven track record of leadership and operational expertise at multi-national corporations, with deep experience in strategic development, marketing, digital transformation and loyalty, innovation and technology, supply chain and store development. She most recently served as Chief Operating Officer, Group President and member of the Board of Directors of Starbucks Corporation, where she has been instrumental in helping the company accelerate its growth strategy, expand its global reach and drive value for all of Starbucks’ diverse stakeholders.

Prior to joining Starbucks, Brewer served as President and CEO of Sam’s Club, the members-only warehouse channel of Walmart Inc. While there, she successfully grew membership, transformed merchandise and amplified the use of digital technology to enable a seamless shopping experience at scale, which led to sequentially improved comp sales.

“The Board conducted an extensive search to identify an exceptional leader who will build on WBA’s track-record of success and take advantage of the many growth opportunities in many markets across the company. We are excited to have found that person in Roz,” said Pessina. “She is a distinguished and experienced executive who has led organizations globally through periods of changing consumer behavior by applying innovation that elevates customer experiences – ultimately driving significant and sustainable growth and value creation. Her relentless focus on the customer, talent development, operational rigor and strong expertise in digital and technological transformation are exactly what WBA needs as the company enters its next chapter. I look forward to working with Roz, and to continuing to partner with Jim and the entire Board and management team to take our company forward.”

Walgreens Boots Alliance, Inc. | walgreensbootsalliance.com

“WBA is a world-class and trusted organization whose purpose I deeply admire,” said Brewer. “The healthcare industry is constantly evolving, and I am excited to work alongside the entire WBA team as we deliver further innovation and positively impact the lives of millions of people around the world every day. This is especially true today as the company plays a crucial role in combatting the COVID-19 pandemic. I step into this role with great optimism for the future of WBA, a shared responsibility to serve our customers, patients and communities, and a commitment to drive long-term sustainable value for shareholders.”

“Our global position as an accessible healthcare provider in the communities we serve has never been so critical, and I am very confident in the company’s prospects for growth under Roz’s leadership,” said Skinner. “It has been an enormous privilege for me to chair the Board through such an extraordinary time for our company, and to work alongside Stefano, with his keen eye for anticipating shifts in the rapidly evolving healthcare market and staying one step ahead of consumers’ needs. He was a driving force behind the merger of Walgreens and Alliance Boots, creating the first global pharmacy-led, health and wellbeing enterprise and has positioned WBA extremely well for continued growth and expansion. He is transitioning leadership into very capable hands. I am excited to have the opportunity to continue to serve as a Board member going forward to what I believe will be a period of continued growth and prosperity for our company.”

Additional Information About Roz Brewer

Before her time at Starbucks, Brewer worked at Sam’s Club from 2012 to 2017. She made history by becoming the first woman and first African American to lead a Walmart division. She is currently ranked #27 on Fortune’s 50 Most Powerful Women in Business.

She joined Walmart in 2006 as regional vice president and later became president of Walmart East, where her P&L responsibility exceeded $100 billion. Prior to Walmart, she was with Kimberly-Clark Corp. for 22 years, starting as a scientist and ultimately serving as president of the Global Nonwovens Sector in 2004.

Roz earned a bachelor’s degree in chemistry from Spelman College and attended Wharton’s Advanced Management Program and Stanford University’s Directors’ College.

She is a former director of Amazon, Lockheed Martin and Molson Coors Brewing Company. She also chairs the board of trustees at Spelman College.

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is a global leader in retail and wholesale pharmacy, touching millions of lives every day through dispensing and distributing medicines, and through its convenient retail locations, digital platforms and health and beauty products. The company has more than 100 years of trusted health care heritage and innovation in community pharmacy and pharmaceutical wholesaling.

Including equity method investments, WBA has a presence in more than 25 countries, employs more than 450,000 people and has more than 21,000 stores.

WBA’s purpose is to help people across the world lead healthier and happier lives. The company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. WBA is a participant of the United Nations Global Compact and adheres to its principles-based approach to responsible business.

WBA is included in FORTUNE’s 2020 list of the World’s Most Admired Companies*, ranked first in the food and drugstore category. This is the 27th consecutive year that WBA or its predecessor company, Walgreen Co., has been named to the list.

More company information is available at www.walgreensbootsalliance.com.

*©	2020, Fortune Media IP Limited. Used under license.

(WBA-GEN)

Media Relations	Contact
USA / Morry Smulevitz International	+1 847 315 0517 +44 (0)20 7980 8585

Investor Relations	Contact
Gerald Gradwell and Jay Spitzer	+1 847 315 2922